UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

           ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

/ / Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

/ /  Form 3 Holdings Reported

/ /  Form 4 Transactions Reported

1.   Name and Address of Reporting Person*

     Hirshaut  Yashar
     (Last)    (First)   (Middle)

     860 Fifth Avenue
          (Street)

     New York       New York  10021
     (City)         (State)   (Zip)

2.   Issuer Name and Ticker or Trading Symbol
     Hi-Tech Pharmacal Co., Inc. (HITK)

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year
                    April 1998

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)
     /X/  Director                      / /  10% Owner
     / /  Officer (give title below)    / /  Other (specify below)


     -------------------------------------------------------------------------

7.   Individual or Joint/Group Reporting (Check Applicable Line)
     /X/  Form filed by One Reporting Person
     / /  Form filed by More than One Reporting Person

 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

                                                                           4.   Securities Acquired
                                                                                (A) or Disposed of (D)
                                   2.   Trans-                                  (Instr. 3, 4 and 5)
                                        action         3.   Transaction         -------------------------
                                        Date                Code                          (A) or
1.   Title of Security (Instr.3)        (Month/Day/Year)    (Instr. 8)          Amount    (D)       Price
     ---------------------------        ----------------    --------------      -------   -------   ------



                                   5.   Amount              6.   Ownership
                                        of Secu-                 Form:
                                        rities                   Direct         7.   Nature of
                                        Beneficially             (D) or              Indirect
                                        Owned at end of          Indirect            Beneficial
                                        Issuer's Fiscal Year     (I)                 Ownership
                                        (Instr.3 and 4)          (Instr. 4)          (Instr. 4)
                                        ---------------------    ------------        -----------




*If the form is filed by more than one reporting person, see instruction 4(b)(v).


                    Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                              (e.g., puts, calls, warrants, options, convertible securities)

                                                                                5.   Number of Deriva-
                                                                                     tive Securities     6.   Date Exercisable
                                                            4.   Transaction         Acquired (A) or          and Expiration
                              2.   Conver-   3.   Trans-         Code                Disposed of (D)          Date (Month/Day/
                                   sion of        ation          (Instr. 8)          (Instr. 3, 4, and 5)     Year)
                                   Exercise       Date           ------------        ----------------------   ----------------
                                   Price of       (Month/                                                     Date      Expir-
1.   Title of Derivative           Derivative     Day/                                                        Exer-     ation
     Security (Instr. 3)           Security       Year)          Code                (A)       (D)            cisable   Date
    ------------------------       -----------    ---------      -----               --------- ------------   -------   ------
     Stock Option                                 12/19                              (2)                      12/19     12/18
     (Right to Buy) (1)            $5.25          1994           A                   5,000                    1995      2004
     Stock Option                                 10/26                              (2)                      10/26     10/25
     (Right to Buy) (3)            $6.75          1994           A                   2,000                    1995      2004
     Stock Option                                 10/26                              (2)                      10/26     10/25
     (Right to Buy) (3)            $7.625         1995           A                   3,000                    1996      2005
     Stock Option                                 10/26                              (2)                      10/26     10/25
     (Right to Buy) (3)            $4.625         1996           A                   3,000                    1997      2006
     Stock Option                                 10/26                              (2)                      10/27     10/26
     (Right to Buy) (3)            $5.375         1997           A                   3,000                    1998      2008






                              7.   Title and Amount of                     9.   Number of      10.  Ownership
                                   Underlying Securities                        Derivative          of
                                   (Instr. 3 and 4)         8.   Price of       Securities          Derivative     11.  Nature of
                                   ------------------------      Derivative     Beneficially        Security:           Indirect
                                                  Amount or      Secur-         Owned at End        Direct (D)          Beneficial
                                                  Number of      ity            of Year             or Indirect         Ownership
                                   Title          Shares         (Instr. 5)     (Instr. 4)          (I) (Instr. 4)      (Instr. 4)
                                   ------         ----------     ----------     ------------        --------------      -----------
                                   Common Stock   5,000                                             D
                                   Common Stock   2,000                                             D
                                   Common Stock   3,000                                             D
                                   Common Stock   3,000                                             D
                                   Common Stock   3,000                         16,000              D

Explanation of Responses:

(1) Stock Option granted under Hi-Tech Pharmacal Co., Inc.'s Amended and Restated Stock Option Plan, which is a Rule 16b-3 plan.

(2) Twenty-five (25%) percent of such shares are exercisable one year after the date of grant and on each year thereafter on the anniversary date of each succeeding year, on a cumulative basis.

(3) Stock Option granted under Hi-Tech Pharmacal Co., Inc. 1994 Directors Stock Option Plan.



               /s/Yashar Hirshaut                           6/11/98
-----------------------------------------------   ---------------------------
     **Signature of Reporting Person                        Date
     Yashar Hirshaut, M.D.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
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